EXHIBIT 17.1


                                   RESIGNATION

     This will confirm that effective February 16, 2005, the undersigned hereby resigns as an officer of Maxi Group, Inc. (the "Company"), and that upon the expiration of the ten day time period following the mailing of the Form 14F-1 by the Company the undersigned hereby resigns as a director of the Company. This will confirm that my resignation is not as a result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.


                                             /s/ Matthew Evans
                                             -----------------------------------
                                             Matthew Evans